Exhibit 10.12
[Date]
[Name]
[Address]
Dear ______:
It is my pleasure to advise you that, in accordance with the Restated Directors Stock Plan, the terms of which are incorporated herein, you have been granted, effective ______, 20___, an Option for an additional ______ shares of Talbots common stock.
The exercise price for each share of common stock subject to this Option is $  per share, which was the closing price of the common stock on ______, 20___, as reported by the New York Stock Exchange.
This Option shall vest and become exercisable as follows:
                                                                                                                                                                                        .
The term of this Option shall be ten (10) years and, subject to the other terms and conditions of the Plan, will expire on ______, 20___.
Upon the cessation of your service as a member of the Board of Directors, any unvested portion of this Option shall be forfeited. Upon the cessation of service as a member of the Board for any reason other than cause, the term during which the outstanding vested portion of this Option shall be exercisable shall continue for a period of three years from the date you cease to be a member of the Board (but in no event beyond the original expiration date of this Option). Upon the cessation of service as a member of the Board for cause, the term during which the outstanding vested portion of this Option shall be exercisable shall continue for a period of 90 days from the date you cease to be a member of the Board (but in no event beyond the original expiration date of this Option).
This Option, to the extent then outstanding and unvested, shall immediately vest upon a Change in Control Event, as such term is defined in the Company’s 2003 Executive Stock Based Incentive Plan.
This Option is intended to be excepted from coverage under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder from time to time by the Department of the Treasury, as a result of being granted with an exercise price per share equal to or greater than the grant date fair market value per share of the common stock subject to the Option, and shall be administered, interpreted and construed accordingly.

Sincerely, THE TALBOTS, INC.
By:
Richard T. O’Connell, Jr.
Secretary, Board of Directors